Forastieri Abogados

January 26, 2011

The Bank of New York Mellon
ADR Administration
101 Barclay Street
New York, NY 10286
United States of America

Ladies and Gentlemen:

We have acted as special Mexican counsel to Minera Frisco, S.A.B. de C.V. (“Minera Frisco”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States, in connection with (i) Minera Frisco’s joinder of that certain Trust Agreement dated as of March 18th, 1996, as amended, identified by Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero (the “Trustee”) with number F/0045 (hereinafter, the “Trust No. F/0045”); (ii) the issuance by the Trustee of non-redeemable ordinary participation certificates (“CPOs”) representing shares of capital stock of Minera Frisco; and (iii) the registration of American Depositary Shares (“ADSs”) under the United States Securities Act of 1933, pursuant to the Registration Statement on Form F-6 originally filed with the Securities and Exchange Commission on December 28, 2010 (as amended, the “Registration Statement”).

In preparing the opinion expressed below, we have reviewed the following:

(i)

the public instrument that evidences the execution and delivery of Trust No. F/0045 on March 18, 1996;

(ii)

the public instrument that evidences the execution and delivery of that certain Amendment Agreement to the Trust No. F/0045 on May 25, 2001;

(iii)

the joinder agreement entered into by and between Minera Frisco and the Trustee on January 5, 2011, whereby Minera Frisco became a settlor to the Trust No. F/0045; and

(iv)

the form of instrument that, once executed before a notary public in Mexico, will evidence the issuance of the CPOs by the Trustee.

In addition, we have made such investigations as we considered necessary or appropriate as a basis for the opinions herein stated.

Based upon the foregoing, we are of the opinion that, once the acta de emisión of the CPOs (notarized instrument that will evidence the issuance of the CPOs by the Trustee) is executed before a notary public in Mexico, the CPOs will have been validly issued, will be fully paid, and will entitle the holders thereof to the rights specified in the Trust, the acta de emisión and the certificates, if any, that may be issued to represent such CPOs.

Each of the ADSs will represent two CPOs issued by the Trustee. Each CPO will represent financial interests in one Series A-1 Share, without par value, of Minera Frisco, held in the CPO Trust.

We hereby consent to the use of this opinion as Exhibit 4.2 of the abovementioned Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is limited to matters of Mexican law, and such specifically addressed hereto. No opinion whatsoever is issued with respect to the Registration Statement.

Very truly yours,

/s/ Forastieri Abogados

Forastieri Abogado

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